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                                                                     EXHIBIT 5.7


                      [LETTERHEAD OF BAKER & MCKENZIE LLP]





VIA COURIER



October 4, 2004




Milacron Inc.
2090 Florence Avenue
Cincinnati, Ohio 45206





Dear Sirs:



RE:      $225,000,000 (USD) PRINCIPAL AMOUNT OF 11-1/2% SENIOR SECURED NOTES
         DUE 2011


We have acted as counsel to Milacron Canada Inc. ("MILACRON CANADA"), 450500 Ontario Limited ("450500"), Progress Precision Inc. ("PROGRESS"), 2913607 Canada Limited ("2913607"), 528650 Ontario Limited ("528650") and D-M-E of Canada Limited ("D-M-E", together with Milacron Canada, 450500, Progress, 2913607 and 528650, collectively the "CANADIAN GUARANTORS" and each a "CANADIAN GUARANTOR") in connection with the guarantee to be endorsed on the Exchange Notes (as defined below) (the "EXCHANGE GUARANTEE") by the Canadian Guarantors given in relation to the proposed issuance and exchange (the "EXCHANGE OFFER") of up to $225,000,000 (USD) principal amount of Milacron Inc.'s ("MILACRON") 11-1/2% Senior Secured Notes due 2011 (the "ORIGINAL NOTES") for a like principal amount of Milacron's 11-1/2% Senior Secured Notes due 2011 (the "EXCHANGE NOTES" and, together with the Original Notes, the "NOTES") to be registered under the Securities Act of 1933, as amended (the "ACT"). The Exchange Notes are to be issued pursuant to the Indenture dated as of May 26, 2004 (the "INDENTURE"), between Milacron Escrow Corporation, a Delaware corporation that was merged with and into Milacron, and U.S. Bank National Association, as trustee (the "TRUSTEE"), as supplemented by the Supplemental Indenture dated as of June 10, 2004 (the "SUPPLEMENTAL INDENTURE"), among Milacron, Milacron's subsidiaries listed on Schedule A thereto (the "GUARANTORS") and the Trustee, pursuant to which Milacron assumed all of the obligations of Milacron Escrow Corporation under the Indenture and the Guarantors agreed to guarantee the Notes on the terms and subject to the conditions set forth in the Indenture.
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EXAMINATIONS

In rendering this opinion we have examined the following documents forwarded to us by electronic means:

1.    an executed copy of the Supplemental Indenture; and

2. the form of the Exchange Guarantee to be executed upon the issuance of the Exchange Notes.



For the purpose of our opinions, we have also examined and are relying upon originals or copies certified or otherwise identified to our satisfaction of the following:

1. the articles, by-laws and resolutions of the directors and shareholders of the Canadian Guarantors all as contained in the minute books of the Canadian Guarantors in our possession;

2. the certificates of an officer of each of the Canadian Guarantors (collectively the "OFFICER'S CERTIFICATES");

3. the certificates of status in respect of each of D-M-E, Milacron Canada, 450500, Progress, and 528650 dated October 4, 2004 issued under the authority of the Ministry of Consumer and Business Services and the certificate of compliance in respect of 2913607 dated October 4, 2004 and issued by Industry Canada (collectively, the "STATUS CERTIFICATES"); and

4. such other certificates, documents and records as we have deemed reasonably necessary to give the opinions contained herein.

We have also made such other examinations, investigations and searches (including, without limitation, reviewing such statutes and questions of law) as are necessary for the purposes of the opinion expressed herein.

ASSUMPTIONS AND RELIANCE

For the purpose of our opinion, we have assumed and relied upon the following (collectively, the "ASSUMPTIONS"):

(a) assumed, without independent verification by us, with respect to all documents examined by us, the genuineness of all signatures on and the authenticity and completeness of each document submitted to us as an original and the conformity to the authentic original document of each document we have examined as a certified, conformed, facsimile or photostatic copy, and the genuineness of all signatures on, and the authenticity of, the originals of such copies;


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(b)   assumed, without independent verification by us, the completeness, truth and accuracy of all facts set forth in official public records and certificates and other documents supplied by public officials, including, without limitation, the Status Certificates;

(c) assumed, without independent verification by us, the completeness, truth and accuracy of all facts set forth in the Officer's Certificates; and

(d) assumed, without independent verification by us, that the Canadian Guarantors have not withdrawn or rescinded any previous approval or resolution relating to the execution and delivery of the Supplemental Indenture and the Exchange Guarantee.


JURISDICTION

The opinions expressed herein relate only to the laws of the Province of Ontario and the federal laws of Canada applicable therein in effect on the date hereof, and no opinions are expressed as to the laws of any other jurisdiction.


OPINIONS

Based upon, and subject to, the Assumptions and to the additional qualifications set forth below, we are of the opinion that, as of the date hereof:

1. All necessary corporate action of the Canadian Guarantors has been taken to authorize the execution and delivery by the Canadian Guarantors of the Supplemental Indenture and the Exchange Guarantee.

2. Each of the Canadian Guarantors has duly executed and delivered the Supplemental Indenture.

CONSENT

We hereby consent to the use of this opinion as an exhibit to the Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") under the Act, relating to the Exchange Offer, which Registration Statement is being filed by Milacron Inc. with the U.S. Securities and Exchange Commission (the "COMMISSION"). We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


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RELIANCE

This opinion is given as of the date hereof and we do not undertake, and hereby expressly disclaim, any obligation to advise you of any change in any matters set forth herein.


Yours very truly,
BAKER & MCKENZIE LLP

/s/ Baker & McKenzie LLP

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